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                   COMPUTATION OF EARNINGS PER ORDINARY SHARE

                         AND ORDINARY SHARE EQUIVALENT

        (U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

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
                                                     THREE MONTHS ENDED     NINE MONTHS ENDED
                                                        SEPTEMBER 30,         SEPTEMBER 30,
                                                     -------------------   -------------------
                                                       1999       1998       1999       1998
                                                     --------   --------   --------   --------
                                                         (UNAUDITED)           (UNAUDITED)
(A)  Earnings per ordinary share and ordinary share
     equivalent--basic:
     Weighted average ordinary shares and ordinary
     share equivalents outstanding.................   127,544    116,935    127,580    106,415
                                                     --------   --------   --------   --------
     Net income....................................  $137,402   $140,271   $409,921   $491,993
                                                     --------   --------   --------   --------
     Earnings per ordinary share and ordinary share
     equivalent....................................  $   1.08   $   1.20   $   3.21   $   4.62
                                                     ========   ========   ========   ========
(B)  Earnings per ordinary share and ordinary share
     equivalent--assuming full dilution:
     Weighted average ordinary shares and ordinary
     share equivalents outstanding.................   125,449    116,700    126,691    106,263
     Average stock options outstanding (net of
     repurchased shares under the treasury stock
     method).......................................     1,746      2,539      2,199      2,556
     Assumed conversion of convertible
     debentures....................................     1,837      1,837      1,837      1.837
                                                     --------   --------   --------   --------
     Weighted average ordinary shares and ordinary
     share equivalents outstanding.................   129,032    121,076    130,727    110,656
                                                     ========   ========   ========   ========
     Net income....................................  $137,402   $140,271   $409,921   $491,993
     Add back after-tax interest on convertible
     debentures....................................       876        846      1,752      2,638
                                                     --------   --------   --------   --------
     Adjusted net income...........................  $138,278   $141,117   $411,673   $494,621
                                                     --------   --------   --------   --------
     Earnings per ordinary share and ordinary share
     equivalent....................................  $   1.07   $   1.17   $   3.15   $   4.47
                                                     ========   ========   ========   ========
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